INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 1st day of June, 2000, between VANGUARD FENWAY FUNDS, a Delaware business trust (the "Trust"), and TURNER INVESTMENT PARTNERS, INC., a Pennsylvania corporation (the "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust currently offers two series of shares, one of which is known as Vanguard Growth Equity Fund (the "Fund"); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Fund and the Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby employs the Adviser as investment adviser to the Fund, on the terms and conditions set forth herein. The Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer an investment program for the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with records concerning the activities of the Adviser that the Fund is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. The Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is

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directed  to use its best  efforts to obtain the best  available  price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Fund pursuant to written policies and procedures provided to the Adviser. The Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and the other Funds in The Vanguard Group of Investment Companies. The Adviser will promptly communicate to the Trust's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF ADVISER. For the services to be rendered by the Adviser as provided in this Agreement, the Fund will pay to Advisor at the end of each calendar quarter, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Fund for the then ended quarter.

                                       AVERAGE MONTH-END
               ANNUAL RATE          NET ASSETS FOR THE QUARTER
               -----------          --------------------------
                0.50%                   First $200 million
                0.40%                   Next $300 million
                0.30%                   Next $1.5 billion
                0.20%                   Over $2 billion


Subject to the transition rules described below, the Basic Fee, as provided above, will be increased or decreased by the amount of a Performance Fee Adjustment ("Adjustment"). The Adjustment will be calculated as a percentage of the Basic Fee and will change proportionately with the investment performance of the Fund relative to the investment performance of the Russell 1000 Growth Index (the "Index") for the thirty-six (36) month period ending with the then ended quarter. The Adjustment is computed as follows:

--------------------------------------------------------------------------------
Cumulative 36-Month Performance
Versus the Index (a)                Adjustment as a Percentage of Basic Fee (b)
--------------------------------------------------------------------------------

Trails by more than 9%               - 75%
--------------------------------------------------------------------------------
Trails by 0% to 9%                     Linear decrease from 0% to - 75%
--------------------------------------------------------------------------------
Exceeds by 0% to 9%                    Linear increase from 0% to + 75%
--------------------------------------------------------------------------------
Exceeds by more than 9%              + 75%
--------------------------------------------------------------------------------
(a) During the first thirty-six month (36) period, inception-to-date Fund performance versus the Index for the same period will be utilized. Subject to the transition rules provided below, the +/-9% hurdle rate illustrated in the table above will be multiplied by a fraction, the numerator being the months elapsed since inception and the denominator being thirty-six
     (36).

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(b)  For purposes of the Adjustment calculation,  the Basic Fee is calculated by applying the above rate schedule against the average month-end net assets over the same time period for which the performance is measured. Linear application of the adjustment provides for an infinite number of results within the stated range. Example: Cumulative 36-month performance of Fund versus the Index is +7.2%. Accordingly, a performance fee Adjustment of +60% [(7.2% divided by 9.0%) times 75% maximum)] of the Basic Fee, as calculated over the trailing 36-months, would be due and payable.

     4.1 TRANSITION RULE FOR CALCULATING ADVISOR'S COMPENSATION. The Adjustment will not be fully operable until the Fund has been in operation for a full 36-months. Until that time, the following transition rules will apply:

     JUNE 12, 2000 THROUGH APRIL 30, 2001. Advisor compensation will be the Basic Fee. No Adjustment will apply during this period.

     MAY 1, 2001 THROUGH JUNE 30, 2003. Beginning May 1, 2001 the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between July 1, 2000 and the quarter end for which the Advisor fee is being computed. During this period, the Adjustment that has been determined as provided above will be multiplied by a fraction. The fraction's numerator will equal the number of months elapsed since July 1, 2000 and the denominator will be thirty-six (36).

     On and after July 1, 2003. Commencing July 1, 2003, the Adjustment will be fully operable.

     4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

     (a) FUND PERFORMANCE. The investment performance of the Fund for any period, expressed as a percentage of the Fund's net asset value per share at the beginning of the period will be the sum of: (i) the change in the Fund's net asset value per share during the period; (ii) the value of the Fund's cash distributions per share having an ex-dividend date occurring within the period; (iii) the per share amount of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains.

     (b) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, will be the sum of: (i) the change in the level of the Index during the period; (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within the period made by companies whose securities comprise the Index.

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

     (c) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including information about changes in partners of the Adviser.

     6. COMPLIANCE. The Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

     8. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect the Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. DURATION AND TERMINATION. This Agreement will become effective on June 12, 2000, and will continue in effect thereafter, only so long as such continuance is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Trust. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

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

     As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     9. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     10. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ___ day of _______, 2000.


ATTEST:                             VANGUARD FENWAY FUNDS


By ________________________         By _________________________________
                                        Chairman, CEO and President



ATTEST:                             TURNER INVESTMENT PARTNERS, INC.


By _________________________        By ______________________________